UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 2, 2022

Avnet, Inc.

(Exact Name of Registrant as Specified in Charter)

New York	1-4224	11-1890605
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2211 South 47th Street, Phoenix, Arizona	85034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 643-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered:
Common stock, par value $1.00 per share	AVT	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement.

On August 2, 2022, Avnet, Inc. (“Avnet”) and Avnet Holding Europe BV (“Avnet Europe”) entered into a Second Amended and Restated Credit Agreement (the “Second Amended Credit Agreement”) with Bank of America, N.A. as the administrative agent, swing line lender and a letter of credit issuer; BNP Paribas, JPMorgan Chase Bank, N.A., MUFG Bank, Ltd., The Bank of Nova Scotia and Truist Bank as co-syndication agents; and various other lenders. The Second Amended Credit Agreement, which amended and extended Avnet’s existing Amended and Restated Credit Agreement dated as of June 28, 2018, as amended (“Original Credit Agreement”), provides for a five-year $1,250,000,000 senior unsecured revolving credit facility, with an option to increase commitments thereunder by up to $250,000,000 provided no event of default exists and other conditions are met, and is scheduled to mature on August 2, 2027.

Under the Second Amended Credit Agreement, loans may be made in U.S. Dollars, Euros and British Pounds Sterling up to the aggregate principal amount of the facility, but is subject to a $200,000,000 sublimit for aggregated issuances of Dollar denominated standby and commercial letters of credit and a $300,000,000 sublimit for aggregated loans in other approved currencies, including Australian Dollars, Hong Kong Dollars, Singapore Dollars, Japanese Yen.

The interest rate applicable to any loan made in U.S. Dollars (other than swing line loans) is, at Avnet’s option, any of (i) the “base rate” (defined as the highest of (i) the Federal Funds rate plus 0.50%, (ii) the Bank of America prime rate, (iii) the term secured overnight financing rate (“SOFR”) (as defined in the Second Amended Credit Agreement) plus 1.00% or (iv) 1.00%) plus an “applicable rate” (based on the debt rating by Moody’s Investors Service, Inc., Standard & Poor’s Financial Services LLC or Fitch, Inc. of Avnet’s non-credit-enhanced, senior unsecured long-term debt), (ii) the SOFR daily floating rate plus an “applicable rate” or (iii) the term SOFR rate plus an “applicable rate”. The interest rate for a loan denominated in any other currency, for a swing line loan or for a letter of credit are determined as specified under the Second Amended Credit Agreement. Under certain circumstances, including while certain events of default exist, the applicable interest rate may be increased by 2.00% per annum.

Avnet’s ability to borrow under the Second Amended Credit Agreement is subject to certain conditions, including compliance with certain covenants and the making of certain representations and warranties. The failure to satisfy any of the covenants or the occurrence of other specified events that constitute an event of default could result in acceleration of Avnet’s repayment obligations under the Second Amended Credit Agreement.

Avnet has guaranteed the obligations of Avnet Europe under the Second Amended Credit Agreement. Avnet’s other subsidiaries may become borrowers under the Second Amended Credit Agreement, subject to certain conditions including the guarantee by Avnet of the obligations of any such subsidiary borrower.

The description of the Second Amended Credit Agreement set forth above is only a summary of its material terms and does not purport to be complete, and is qualified in its entirety by reference to the full and complete terms contained in the Second Amended Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 1.01 by reference. The Second Amended Credit Agreement is not intended to be a source of factual, business or operational information about Avnet or its subsidiaries. The representations, warranties and covenants contained in the Second Amended Credit Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

Some or all of the parties to the Second Amended Credit Agreement, or their affiliates, have in the past provided investment or commercial banking services to Avnet and its affiliates for which they received customary fees and expenses and they may provide similar services in the future.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required hereunder is provided under Item 1.01 above and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement dated as of August 2, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2022	AVNET, INC.
Registrant

	By:	/s/ Thomas Liguori
Name: Thomas Liguori
Title: Chief Financial Officer